Exhibit 10(a)

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS AND UNTIL THE HOLDER HEREOF PROVIDES (i) INFORMATION REASONABLY NECESSARY TO CONFIRM THAT SUCH REGISTRATION IS NOT REQUIRED OR (ii) AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


                                 PROMISSORY NOTE


$50,000.00                                                      February 7, 2003


     FOR VALUE RECEIVED, the undersigned, THE BEARD COMPANY, an Oklahoma corporation (the "Borrower"), promises to pay to the order of B & M LIMITED, a Partnership (the payee, its successors and assigns are hereinafter called the "Lender"), at Suite 320, 5600 North May Avenue, Oklahoma City, Oklahoma 73112, or at such other place as may be designated in writing by the Lender, the principal sum of FIFTY THOUSAND DOLLARS ($50,000.00), together with interest thereon at the rate hereinafter stated:

     Prior to Default the unpaid principal balance of this Note will bear interest at the per annum rate equal to ten percent (10%). Interest will be paid initially on October 1, 2003, and semi-annually thereafter commencing on April 1, 2004 until this Note is paid in full. All interest will be computed for the actual number of days elapsed at a per diem charge based on a 360-day year consisting of twelve (12) months of thirty (30) days.

     The entire unpaid principal balance of this Note plus all accrued and unpaid interest thereon will be due and payable on the Maturity Date.

     1. Definitions. As used in this Note, "Maturity Date" means the earlier of:
(a) the date the Lender notifies the Borrower that the unpaid principal balance of this Note is due based on the occurrence of an event of Default which has not been timely cured; (b) within ten (10) days after receipt by Borrower of the second installment of the McElmo Dome Settlement, as defined in Section 8 hereof; or (c) April 1, 2004; provided however, at the option of the Borrower, the Maturity Date may be extended for a period of nine (9) months in the event the McElmo Dome Settlement has not been received by such date.

     2. Allocation of Payments. All payments on this Note will be applied first to the payment of accrued interest and the balance will be applied in reduction of the principal balance hereof provided that no payment will be applied to this Note until received by the Lender in collected funds.

     3. Payments. If any payment under this Note becomes due and payable on a day other than a business day, the maturity thereof will be extended to the next succeeding business day and such extension of time will in such case be included in the computation of payments of interest.

     4. Prepayment. The Borrower will have the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty.

     5. Expenses. The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender's rights hereunder or under any instrument securing payment of this Note, the Borrower will pay the Lender's reasonable attorneys' fees, all court costs and all other expenses incurred by the Lender in connection therewith.

     6. Default Interest. Any sum not paid when due, by acceleration or otherwise, will bear interest at the per annum rate equal to thirteen percent (13%) and such interest which has accrued will be paid at the time of and as a condition precedent to curing any Default hereunder.

     7. Governing Law. This Note is to be construed according to the internal laws of the State of Oklahoma.

     8. McElmo Dome Settlement. The Borrower covenants and agrees that so long as this Note remains unpaid, it will not pledge or grant a security interest in any proceeds or potential proceeds of settlement (the McElmo Dome Settlement") of the litigation filed by Borrower and others on October 22, 1996 in the U.S. District Court of Colorado against Shell Oil Company, Shell Western E&P, Inc., Mobil Producing Texas and New Mexico, Inc. and Cortez Pipeline Company, a Partnership.

     9. Grant of Security Interest in McElmo Dome Field. On May 16, 2002, the Borrower executed a Deed of Trust, Assignment of Production, Security Agreement, and Financing Statement, subsequently filed of record in Montezuma and Dolores Counties, Colorado, perfecting a lien (the "Lien") in favor of McElmo Dome Nominee, LLC (the "Nominee") against the Borrower's working and overriding royalty interests in a producing carbon dioxide gas unit known as the McElmo Dome Unit (the "Properties"). Pursuant to a Nominee Agreement (the "2002 Nominee Agreement") executed that same date the Nominee has agreed that it is holding title as Nominee to the Lien and the Properties in favor of (i) the William M. Beard and Lu Beard 1988 Charitable Unitrust (the "Unitrust" - $1,643,000) and
(ii) the holders of other notes issued by Borrower pursuant to the Borrower's Confidential Private Placement Memorandum dated March 21, 2002 (the "2002 Noteholders" - $1,200,000), for a total pari passu indebtedness of $2,843,000. Accordingly, the Unitrust has 1,643,000/2,843,000 prorata rights and the 2002 Noteholders have 1,200,000/2,843,000 prorata rights to the Lien.

     The Borrower has agreed to deliver to the holders of the notes issued by Borrower pursuant to the Borrower's Confidential Private Placement Memorandum dated January 31, 2003 (the "2003 Note Holders") documentation in a form acceptable to the 2003 Note Holders which will result in the 2003 Note Holders receiving all of the funds which may accrue to the Unitrust pursuant to its prorata rights under the 2002 Nominee Agreement until the 2003 Note Holders have received the total amount of their indebtedness plus all accrued interest due thereunder.

     10. Default. On the breach of any provision of this Note, at the option of the Lender, the entire indebtedness evidenced by this Note will become immediately due, payable and collectible then or thereafter as the Lender might elect, regardless of the stated date of maturity hereof. Failure by the Lender to exercise such option will not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     11. Other Parties. The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment. Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for the payment of this obligation. Any such extension or release may be made without notice to any such party and without discharging such party's liability hereunder.

     IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written.

                               THE BEARD COMPANY, an Oklahoma corporation

                               By  HERB MEE, JR.
                                   Herb Mee, Jr., President

                               (the "Borrower")